INDEPENDENT AUDITORS' CONSENT
The American Funds Income Series - U.S. Government Securities Fund:

We consent to (a) the use in this Post-Effective Amendment No. 22 to Registration Statement No. 2-98199 on Form N-1A of our report dated September 30, 1999 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California

October 27, 1999